Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Acquires Coal Reserves in Illinois Basin
•	Definitive agreement to acquire over 200 million tons of Illinois Basin coal reserves in a series of transactions through 2012

•	Total purchase price of $255 million

•	NRP expects the acquisition to be accretive to cash flow in 2010

•	General partner and holders of incentive distribution rights agree to forgo $14.7 million of its distributions
HOUSTON, September 10, 2009 – Natural Resource Partners L.P. (NYSE:NRP) announced today that it has signed a definitive agreement to acquire approximately 200 million tons of coal reserves related to the Deer Run mine in Illinois from Colt LLC, an affiliate of the Cline Group, through eight separate transactions for a total purchase price of $255 million. Upon closing of the first transaction, NRP paid $10.0 million, funded through its credit facility, and acquired approximately 3.3 million tons of reserves associated with the initial production from the mine. Future closings anticipated in 2010, 2011 and 2012 will be associated with the completion of certain milestones relating to the new mine’s construction.
Acquisition Details
The Deer Run mine is located near Hillsboro in Montgomery and Bond Counties, Illinois and the coal reserves are leased to the mining company Hillsboro Energy, an affiliate of the Cline Group. Construction of the new longwall mine has already commenced. Initial production is expected in 2010, and longwall production is expected to commence in 2011.
The acquisition will begin generating revenue for NRP in the first quarter of 2010, and royalty income will grow substantially as production at the new mine comes online. NRP expects approximately $12 million in revenues in 2010 from the Deer Run mine. Production from the mine is forecasted to be approximately eight to ten million tons per year, from which NRP ultimately anticipates receiving in excess of $40 million per year of income. Based upon these production levels, the life of the mine will exceed 20 years. NRP expects the acquisition to be accretive to cash flow in 2010.
“We are excited about the opportunity to acquire additional coal reserves in the Illinois Basin as the Cline team develops this new mine,” said Nick Carter, President and COO. “With this

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acquisition, NRP continues its diversification in the Illinois Basin. When this mine is completed and in production, our Illinois Basin production is expected to be approximately 20 million tons per year, up from less than 3 million tons in 2006,” said Carter. “This is the third acquisition in the Illinois Basin resulting from our relationship with the Cline Group, announced in late 2006. There are several acquisitions anticipated over the next few years that will continue to build our production base in the Illinois Basin.”
Partial Forgiveness of Distributions by General Partner and Holders of Incentive Distribution Rights
In conjunction with the closing of the first transaction, the holders of the incentive distribution rights (IDRs) have elected to forgo the distribution associated with the highest splits for the next two quarters. This will result in a savings in distributions of approximately $7.35 million each quarter for a total of $14.7 million. “The general partner and the holders of the IDRs are confident in the future success of both Natural Resource Partners and the new Deer Run mine. Therefore, the IDR holders are willing to forgo these distributions to fund some of the near term cash needed to acquire these quality reserves in the Illinois Basin,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer. “Due to the waiver of a portion of the distributions by the general partner and the holders of the IDRs, the net cost of the Deer Run acquisition to the partnership will be approximately $240.7 million.”
Current Market
“We are beginning to see some improvements in the metallurgical market for coal that could bode well for NRP,” said Carter. “Some of our lessees’ mines have started producing again and shipments of metallurgical coal are being delivered both domestically and internationally. As approximately 25% of our normal production is from metallurgical coal, this could have a favorable impact on our performance.”
Mr. Robertson said, “Over the years, NRP has built cash to help sustain the current distribution through temporary periods of lower production volumes or price decreases, as has been experienced through this recent recession. In addition to the $81 million in cash at June 30, 2009, following this first closing, NRP also has $278 million available under its credit facility that is not up for renewal until 2012. While distribution policy is set by the board of directors at quarterly meetings of the board, it is management’s view that NRP will not need to lower the current distribution through the remainder of the year.”
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves being mined in West Virginia, Texas and Washington.

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For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the commencement of production from Deer Run mine, the anticipated revenue, peak production targets, as well as the accretive nature of the acquisition. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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